Exhibit 99.2

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williamslp.com

DATE: July 10, 2012

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds (918) 573-3332	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Transco Prices Private Debt Issuance

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC, a wholly owned subsidiary of Williams Partners L.P. (NYSE: WPZ), announced that it has priced its previously announced offering of senior notes.

The $400 million in aggregate principal amount of senior notes due 2042, scheduled to be delivered on July 13, 2012, were priced with a 4.45-percent coupon and at an offering price of 99.701 percent of par, with a yield to investors of 4.468 percent.

Transco intends to use $325 million of the net proceeds from the offering to repay its $325 million of 8.875-percent notes due 2012, upon their maturity on July 15. The remainder of the net proceeds will be used for general corporate purposes, including capital expenditures.

The notes will be offered pursuant to certain exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"). The offering of the notes has not been registered under the Securities Act or applicable state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the notes described in this press release, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Transco's annual and quarterly reports filed with the Securities and Exchange Commission.